Exhibit 99.1

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	December 14, 2023

	Contact:	Nelli Madden
732-577-4062

UMH PROPERTIES, INC. ANNOUNCES ADDITION TO FANNIE MAE CREDIT FACILITY

FREEHOLD, NJ, December 14, 2023……… UMH Properties, Inc. (NYSE: UMH) (TASE: UMH) today announced that it completed the addition of eight communities, containing 1,281 sites, to its Fannie Mae credit facility through Wells Fargo Bank, N.A., for total proceeds of approximately $57.7 million. It is a fixed rate, interest only loan at 5.97% with a 10-year term. The proceeds will be used to invest in additional acquisitions, expansions, rental homes and repay higher interest rate debt on a short-term basis.

Samuel A. Landy, President and Chief Executive Officer, commented “We are proud to complete this loan which demonstrates the strength of our long-term value-added business plan. Six of these communities were acquired in 2013 and two of them were acquired in 2012. Our total investment in these communities, including capital improvements, is $51.5 million, or approximately $40,000 per site. The communities appraised for approximately $108 million, or $84,000 per site, generating a gain in property value of over 109% or $56.5 million. Our ability to acquire value-add communities, complete necessary improvements and increase occupancy through our sales and rental program generates meaningful property level value, which shareholders realize through these financing events.

“We are proud of our team and our lending partners at Wells Fargo and Fannie Mae for completing this transaction. We look forward to deploying this capital into our business which will allow us to provide the Nation with additional affordable housing.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 135 manufactured home communities containing approximately 25,800 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina and Georgia. UMH also has an ownership interest in and operates two communities in Florida, containing 363 sites, through a joint venture with Nuveen Real Estate.

A NYSE Company: Symbol - UMH

since 1968